Exhibit 10.14

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
Phone:	303-928-8599
Fax:	303-928-8598
Website:	www.generalmoly.com

Via Certified Mail, Email and Facsimile

December 16, 2008

Robert L Russell

639 North Riverpoint Blvd.

H203

Spokane, WA 99202

Re:          Consulting and Advisory Agreement — Tax Law Requirements

Dear Mr. Russell:

As you may be aware, all compensation arrangements that provide for “nonqualified deferred compensation” must be revised by December 31, 2008 to specify a time and form of payment that complies with tax law requirements for deferred compensation under Section 409A of the Internal Revenue Code, as amended.

We have reviewed the payment provisions included in your Consulting and Advisory Agreement with General Moly, dated October 1, 2007 (the “Agreement”).  Based upon our review, we have determined that the amounts payable under the Agreement may be considered deferred compensation subject to Section 409A.   The additional payment terms listed below specify the time that payments will be made, pursuant to the 409A regulation.  These additional payment terms do not change the amount of payments specified under your agreement with General Moly.  These additional terms do have the effect of requiring that payments are made within 45 days of the period in which they were “earned”.

If a compensation arrangement subject to Section 409A fails to comply with its requirements, the employee or other service provider (e.g., consultant) will be subject to:

•                              accelerated taxation of the compensation (even if no payments are received);

•                              an additional 20% federal income tax on the compensation amount; plus

•                              interest at the underpayment rate plus 1%.

As a result of our review, effective as of January 1, 2009, we will interpret and administer the Agreement to incorporate the following additional payment terms added for the purpose of complying with the requirements of Section 409A of the Code:

1.                                       Section 4.1.  The quarterly amounts payable under Section 4.1 shall be paid (in arrears) in a lump sum, on a date determined by the Company, within 45 days following the last day of each calendar quarter to which the payment relates.

2.                                       Section 4.2.  The bonus amount payable under Section 4.2, if any, shall be paid in a lump sum, on a date determined by the Company, within 45 days upon the first to occur of: (a) the Trigger Date during the term of the Agreement, or (b) the occurrence of the Trigger Date after the term of the Agreement and on or prior to June 30, 2012, subject to the conditions specified under Section 4.2.

3.                                       Section 8.  The amount payable under Section 8, if any, shall be paid in a lump sum, on a date determined by the Company, within 45 days following the effective date of the closing of the Change of Control event, provided such event also constitutes a “change of control” event for purposes of Treasury Regulation Section 1.409A-3(i)(5) otherwise, such payment shall be made according to the payment schedules set forth above for amounts payable under Section 4.1 and Section 4.2.

4.                                       Interpretation.  The parties to the Agreement intend that all payments or benefits payable under the Agreement will not subject the Consultant to the additional tax imposed by Section 409A of the Code, and the provisions of the Agreement shall be construed and administered consistent with such intent.  To the extent such potential payments could become subject to Section 409A, the Company and the Consultant agree to work together to modify the Agreement  to the minimum extent necessary to reasonably comply with the requirements of Section 409A, provided that the Company shall not be required to provide any additional compensation amounts or benefits to the Consultant.

If you have any questions regarding Section 409A of the Code or any other tax matters relating to the Agreement, we recommend that you consult with your own personal tax advisor to the extent that you deem necessary.  The Company, including its directors, officers and employees and the Company’s legal counsel cannot provide you with any tax or legal advice.

Unless you provide us with written notice by December 31, 2008 to the contrary, effective as of January 1, 2009, we shall interpret the Agreement to incorporate the additional payment terms set forth in items 1-4 above.

Please do not hesitate to contact me with any comments or questions.

Sincerely,

/s/ Brent Chamberlain

Brent Chamberlain

Director, Human Resources

Contact information:    office 775-753-5009, cell 775-388-0997